Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Sana Biotechnology, Inc. 2018 Equity Incentive Plan, 2021 Incentive Award Plan, and 2021 Employee Stock Purchase Plan, of our report dated April 22, 2020 (except for the last four paragraphs of Note 17, as to which the date is January 28, 2021), with respect to the consolidated financial statements of Sana Biotechnology, Inc. included in its Registration Statement on Form S-1, as amended (No. 333-252061) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
February 8, 2021